Exhibit 10.37

THIRD AMENDED AND RESTATED

PURCHASE AND SALE AGREEMENT

Dated as of September 30, 2008

between

SIRVA RELOCATION LLC,

EXECUTIVE RELOCATION CORPORATION

and

SIRVA GLOBAL RELOCATION, INC.,

as Originators,

and

SIRVA RELOCATION CREDIT, LLC,

as Buyer

SECTION 1.	DEFINITIONS AND RELATED MATTERS	1

1.1	Defined Terms	1

1.2	Other Interpretive Matters	2

SECTION 2.	AGREEMENT TO PURCHASE AND SELL	2

2.1	Purchase and Sale	2

2.2	Timing of Purchases	3

2.3	Purchase Price	3

2.4	Specified Documents	5

2.5	No Recourse or Assumption of Obligations	5

2.6	Security Interest	5

SECTION 3.	ADMINISTRATION AND COLLECTION	5

3.1	Originators to Act as Master Servicer and Subservicer	5

3.2	Deemed Collections	5

3.3	Actions Evidencing Purchases	6

3.4	Application of Collections	6

SECTION 4.	REPRESENTATIONS AND WARRANTIES	6

4.1	Originator Representations and Warranties	6

SECTION 5.	GENERAL COVENANTS	8

5.1	Covenants	8

5.2	Corporate Separateness	11

5.3	Deeds	11

SECTION 6.	TERMINATION OF PURCHASES	12

6.1	Voluntary Termination	12

6.2	Automatic Termination	12

SECTION 7.	INDEMNIFICATION	12

7.1	Originator Indemnity	12

SECTION 8.	MISCELLANEOUS	13

8.1	Amendments, Waivers, Etc	13

8.2	Assignment of this Agreement	14

8.3	Binding Effect; Assignment	14

8.4	Survival	14

8.5	Costs, Expenses and Taxes	14

8.6	Headings; Counterparts	14

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8.7	Cumulative Rights and Severability	14

8.8	Governing Law; Submission to Jurisdiction	15

8.9	Waiver of Trial by Jury	15

8.10	Entire Agreement	15

8.11	No Proceedings	15

8.12	Confidentiality	15

8.13	USA PATRIOT Act Notice	16

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THIS THIRD AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT dated as of September 30, 2008 (as amended, modified or otherwise supplemented from time to time, this “Agreement”) is between SIRVA RELOCATION LLC, a Delaware limited liability company (“SIRVA Relo”), EXECUTIVE RELOCATION CORPORATION, a Michigan corporation (“Executive Relo”), SIRVA GLOBAL RELOCATION, INC., a Delaware corporation (“SIRVA Global” and, together with SIRVA Relo and Executive Relo, collectively, the “Originators” and individually an “Originator”), and SIRVA RELOCATION CREDIT, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

A. SIRVA Relo, Executive Relo, SIRVA Global and Buyer are party to that certain Second Amended and Restated Purchase and Sale Agreement dated as of December 22, 2006 (as heretofore amended or otherwise modified, the “Third Purchase Agreement”), pursuant to which SIRVA Relo, Executive Relo and SIRVA Global have sold to Buyer all of their right, title and interest in, to and under the “Receivables” (as defined in the Third Purchase Agreement), the “Collections” (as defined in the Third Purchase Agreement) and all proceeds of the foregoing.

B. The Originators and Buyer wish to amend and restate the Third Purchase Agreement in the form of this Agreement.

The parties hereto agree that the Third Purchase Agreement is amended and restated to read in its entirety in the form of this Agreement.

SECTION 1. DEFINITIONS AND RELATED MATTERS

1.1 Defined Terms. In this Agreement, unless otherwise specified: (a) capitalized terms are used as defined in Schedule I to the Receivables Sale Agreement dated as of September 30, 2008 (as amended or modified from time to time, the “Second Tier Agreement”), among Buyer, SIRVA Relo, as the Master Servicer, Executive Relo and SIRVA Global, as Subservicers, Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit Division as agent for the Purchasers (“Agent”) and the Purchasers from time to time party thereto (the “Purchasers”), as such agreement may be amended or modified from time to time; and (b) terms defined in Article 9 of the UCC and not otherwise defined herein are used as defined in such Article 9.

In addition, the following terms will have the meanings specified below:

“First Purchase Agreement” means the Purchase and Sale Agreement dated as of June 30, 2004, as amended prior to the Second Purchase Agreement, between the Buyer and SIRVA Relo.

“Indemnified Losses” has the meaning assigned thereto in Section 7.1.

“Indemnified Party” has the meaning assigned thereto in Section 7.1.

“Initial Funding Date” means June 30, 2004, which was the date of the first purchase by Buyer from SIRVA Relo under the First Purchase Agreement.

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“Purchase Date” means each day Receivables have been or are sold, or are required to be sold, by an Originator to Buyer under the First Purchase Agreement, the Second Purchase Agreement, the Third Purchase Agreement or this Agreement.

“Purchase Price” means the purchase price to be paid by Buyer to an Originator for Receivables, calculated as provided in Section 2.3.

“Purchase Price Percentage” has the meaning set forth in Section 2.3(c).

“Receivables” has the meaning assigned thereto in the Second Tier Agreement, but only to the extent such definition applies to payment obligations of all types described in such definition that are owed to an Originator, and related Records and proceeds with respect thereto.

“Reset Date” means the last day of each calendar quarter.

“Second Purchase Agreement” means the Amended and Restated Purchase Agreement dated as of December 23, 2005, as amended prior to the Third Purchase Agreement, among SIRVA Relo, Executive Relo and the Buyer.

“Settlement Period” means a calendar month (or, in the case of the first Settlement Period, the period from the Initial Funding Date to the end of the calendar month in which the Initial Funding Date occurs).

“Third Restatement Date” means September 30, 2008.

“Trigger Event” means that the aggregate outstanding principal amount of the Subordinated Notes exceeds 5% of the Receivables Balance.

“Unpaid Balance” means, with respect to any Receivable, the outstanding unpaid amount thereof.

1.2 Other Interpretive Matters. In this Agreement, unless otherwise specified: (a) references to any Section or Annex refer to such Section of, or Annex to, this Agreement, and references in any Section or definition to any subsection or clause refer to such subsection or clause of such Section or definition; (b) “herein”, “hereof”, “hereto”, “hereunder” and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “including” means including without limitation, and other forms of the verb “to include” have correlative meanings; (d) the word “or” is not exclusive; and (e) captions are solely for convenience of reference and shall not affect the meaning of this Agreement.

SECTION 2. AGREEMENT TO PURCHASE AND SELL

2.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, each Originator hereby sells to Buyer, and Buyer hereby purchases from each Originator, all of such Originator’s right, title and interest in, to and under such Originator’s Receivables, the related Collections and all proceeds of the foregoing, in each case whether now existing or hereafter arising or acquired.

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2.2 Timing of Purchases. All of the Receivables of SIRVA Relo existing at the opening of business on the Initial Funding Date, or that were created between such date and the Third Restatement Date were sold to Buyer pursuant to the First Purchase Agreement, the Second Purchase Agreement or the Third Purchase Agreement. SIRVA Relo hereby reaffirms all such sales, and agrees and confirms that such sales shall be governed by this Agreement. All of the Receivables of Executive Relo existing at the opening of business on December 22, 2005, or that were created between such date and the Third Restatement Date, were sold to Buyer pursuant to the Second Purchase Agreement and the Third Purchase Agreement. Executive Relo hereby reaffirms all such sales, and agrees and confirms that such sales shall be governed by this Agreement. All of the Receivables of SIRVA Global existing at the opening of business on December 22, 2006 or that were created between such date and the Third Restatement Date, were sold to the Buyer pursuant to the Third Purchase Agreement. SIRVA Global hereby reaffirms all such sales, and agrees and confirms that such sales shall be governed by this Agreement. Nothing in this Agreement shall be deemed to release any interest acquired by Buyer in Receivables and Collections pursuant to the First Purchase Agreement, the Second Purchase Agreement or the Third Purchase Agreement. On and after the Initial Funding Date, each Receivable of SIRVA Relo shall be deemed to have been sold to Buyer immediately (and without further action by any Person) upon the creation of such Receivable. On and after December 22, 2005, each Receivable of Executive Relo shall be deemed to have been sold to Buyer immediately (and without further action by any Person) upon the creation of such Receivable. On and after December 22, 2006, each Receivable of SIRVA Global shall be deemed to have been sold to Buyer immediately (and without further action by any Person) upon the creation of such Receivable. The proceeds with respect to each Receivable (including all Collections with respect thereto) shall be sold at the same time as such Receivable, whether such proceeds (or Collections) exist at such time or arise or are acquired thereafter.

2.3 Purchase Price. (a) The aggregate Purchase Price for the Receivables of SIRVA Relo sold on the Initial Funding Date was such amount as was specified in the First Purchase Agreement. The aggregate Purchase Price for the Receivables of Executive Relo sold on December 22, 2005 was such amount as agreed upon on or prior to December 22, 2005, between Executive Relo and Buyer, as disclosed to the Agent. The aggregate Purchase Price for the Receivables of SIRVA Global sold on December 22, 2006 was such amount as agreed upon on or prior to December 22, 2006, between SIRVA Global and Buyer, as disclosed to the Agent. The Purchase Price for any other Receivables sold during any Settlement Period shall equal (i) the aggregate unpaid principal balance of the Receivables included therein, times (ii) the Purchase Price Percentage then in effect.

(b) On the Initial Funding Date and each date subsequent thereto prior to December 22, 2005, Buyer paid SIRVA Relo the Purchase Price for the Receivables of SIRVA Relo sold on that date in accordance with the First Purchase Agreement. On December 22, 2005 and each date subsequent thereto prior to December 22, 2006, Buyer paid SIRVA Relo the Purchase Price for the Receivables of SIRVA Relo sold on that date in accordance with the Second Purchase Agreement. On December 22, 2005 and each date subsequent thereto prior to December 22, 2006, Buyer paid Executive Relo the Purchase Price for the Receivables of Executive Relo sold on that date in accordance with the Second Purchase Agreement. On December 22, 2006 and each date subsequent thereto prior to the Third Restatement Date, Buyer paid to each Originator the Purchase Price for the Receivables of such Originator sold on that date in accordance with

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the Third Purchase Agreement. On the Third Restatement Date, Buyer shall pay to each Originator the Purchase Price for the Receivables of such Originator sold on that date. On each subsequent day, Buyer shall pay each Originator the Purchase Price for Receivables of such Originator sold on such day, (i) in cash on such day, to the extent Buyer has received funds that may be applied for such purpose under the Second Tier Agreement (including as a result of an Incremental Purchase or as a distribution of Collections on a Payment Date), or (ii) to the extent that such Purchase Price is not paid in cash on such day, by increasing Buyer’s obligation to pay the deferred Purchase Price for Receivables sold hereunder. Buyer’s obligation to pay such deferred Purchase Price to an Originator shall be payable from time to time as funds are made available to Buyer under the Second Tier Agreement and shall be evidenced by a promissory note (as amended or modified from time to time, a “Subordinated Note”) executed and delivered by Buyer to the order of each such Originator as of December 22, 2006 (in the case of the Subordinated Notes payable to the order of SIRVA Relo and Executive Relo, representing an amendment and restatement of the Subordinated Notes dated as of December 22, 2005). Each Originator may mark any increase in the deferred Purchase Price payable to such Originator hereunder on the grid attached to the Subordinated Note of such Originator, provided that failure to make any such recordation or any error in such grid shall not adversely affect such Originator’s rights to recover such deferred Purchase Price under such Subordinated Note. No Subordinated Note shall bear interest.

(c) The “Purchase Price Percentage” for any Originator shall mean a percentage figure that shall be agreed upon from time to time (but no less frequently than once each calendar quarter) by Buyer and such Originator which reflects a fair market discounted net present value of the unpaid principal balance of Receivables transferred to Buyer by such Originator, expressed as a percentage of such unpaid balance. Such percentage may be greater or less than 100%. The calculation of such discounted net present value shall take into account:

(i) the expected yield on such Originator’s Receivables reduced by costs to Buyer of funding its acquisition and maintenance of such Originator’s Receivables and paying the Servicer Fee;

(ii) the expected losses on such Originator’s Receivables (based upon historical losses on such Originator’s Receivables and such other factors as shall be agreed between Buyer and Originator), net of the expected benefits to Buyer generated as a result of such Originator’s obligation to pay Deemed Collections to Buyer pursuant to Section 3.2;

(iii) a reasonable expected rate of return on capital of Buyer from its purchase of such Originator’s Receivables; and

(iv) such other factors as may be mutually agreed between Buyer and such Originator and as are customarily reflected in an arm’s-length purchase and sale of comparable receivables.

The Purchase Price Percentage shall be calculated prospectively with respect to such Originator’s Receivables transferred on and after the date of such calculation. In no event shall the Purchase Price Percentage (i) be adjusted retroactively to account for the actual performance

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of previously purchased Receivables of such Originator or for Buyer’s actual rate of return on previously purchased Receivables of such Originator or (ii) be increased from and after the occurrence of, and during the continuation of, any Potential Termination Event.

(d) All payments of the Purchase Price shall be in U.S. dollars.

2.4 Specified Documents. Prior to any sale of a Receivable to Buyer hereunder, the related Originator or its designee shall deliver or cause to be delivered to a Custodian the Specified Documents and the Document Schedule with respect to each such Receivable.

2.5 No Recourse or Assumption of Obligations. Except as specifically provided in this Agreement, the purchase and sale of Receivables under this Agreement shall be without recourse to the related Originator. Each Originator and Buyer intend the transactions hereunder to constitute true sales of Receivables by such Originator to Buyer, providing Buyer with the full risks and benefits of ownership of the Receivables of such Originator (such that the Receivables would not be property of such Originator’s estate in the event of such Originator’s bankruptcy). Buyer shall not have any obligation or liability with respect to any Receivable, nor shall Buyer have any obligation or liability to any Obligor or other customer or client of any Originator (including any obligation to perform any of the obligations of any Originator under any Receivable).

2.6 Security Interest. It is the intention of the parties hereto that the transfer of Receivables of an Originator hereunder constitute the sale by such Originator to Buyer of ownership interests in such Receivables, the related Collections and all proceeds of the foregoing (and not merely an extension of credit or a pledge). Nevertheless, each Originator acknowledges and agrees that none of Buyer, the Agent, any Purchaser or their representatives have made any representations or warranties concerning the tax, accounting or legal characteristics of the Transaction Documents and that such Originator has obtained and relied upon such tax, accounting and legal advice from its own experts concerning the Transaction Documents as it deems appropriate. To secure all of the Originators’ obligations under the Transaction Documents, each Originator hereby grants to Buyer a security interest in all of such Originator’s rights in such Originator’s Receivables, the related Collections and all proceeds of the foregoing in each case whether now existing or hereafter arising or acquired.

SECTION 3. ADMINISTRATION AND COLLECTION

3.1 Originators to Act as Master Servicer and Subservicer. Notwithstanding the sales of Receivables pursuant to this Agreement, the Originators shall continue to be responsible for the servicing, administration and collection of the Receivables, all on the terms set out in (and subject to any rights to terminate SIRVA Relo as Master Servicer and Executive Relo and SIRVA Global as Subservicers pursuant to) the Second Tier Agreement.

3.2 Deemed Collections. If on any day the outstanding balance of a Receivable is reduced or cancelled as a result of (i) any defective or rejected goods or services, (ii) any cash discount or adjustment (including as a result of the application of any special refund or other discounts or any reconciliation), (iii) any setoff or credit (whether such claim or credit arises out of the same, a related, or an unrelated transaction) or (iv) any other reason except the financial

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inability of the Obligor to pay undisputed indebtedness, the related Originator shall be deemed to have received on such day a Collection on such Receivable in the amount of such reduction or cancellation. If (i) any representation, warranty, covenant or other agreement of an Originator related to a Receivable is not true or is not satisfied as of the date such Receivable was conveyed to Buyer, or (ii) such Originator has not taken the action required to be taken by it with respect to a Receivable under Section 5.3, such Originator shall be deemed to have received on such day a Collection in the amount of the outstanding balance of such Receivable. All such Collections deemed received by such Originator under this Section 3.2 shall be remitted by such Originator to Buyer within one Business Day after such deemed receipt in immediately available funds; provided, however, that if no such application is required under the Second Tier Agreement, Buyer and such Originator may agree to reduce the outstanding principal amount of the Subordinated Note of such Originator in lieu of all or part of such transfer. To the extent that Buyer subsequently receives Collections with respect to any such Receivable, Buyer shall pay such Originator an amount equal to the amount so collected, such amount to be payable in the same manner and priority as deferred purchase price.

3.3 Actions Evidencing Purchases. (a) On or prior to December 22, 2006, each Originator marked its master data processing records evidencing Receivables with a legend, acceptable to Buyer, evidencing that the Receivables have been sold in accordance with this Agreement. In addition, each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that Buyer or its assignee may reasonably request in order to perfect, protect or more fully evidence the purchases hereunder, or to enable Buyer or its assigns to exercise or enforce any of their respective rights with respect to the Receivables. Without limiting the generality of the foregoing, each Originator hereby authorizes the Agent (as assignee of the Buyer) to file, and (to the extent necessary under applicable laws) will upon the request of Agent execute and file, such financing or continuation statements, or amendments thereto or assignments thereof.

(b) Each Originator and Buyer hereby authorize the Agent (as assignee of the Buyer) to (i) file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the interests granted to Buyer and its assigns hereunder, whether now existing or hereafter arising, and (ii) to the extent required by the Second Tier Agreement, to notify Obligors of the assignment of the Receivables.

3.4 Application of Collections. Any payment by an Obligor in respect of any indebtedness owed by it to an Originator shall, except as otherwise specified by such Obligor (including by reference to a particular invoice), or required by the related contracts or law, be applied, first, as a Collection of any Receivable or Receivables then outstanding of such Obligor in the order of the age of such Receivables, starting with the oldest of such Receivables, and, second, to any other indebtedness of such Obligor to such Originator.

SECTION 4. REPRESENTATIONS AND WARRANTIES

4.1 Originator Representations and Warranties. Each Originator represents and warrants to Buyer and its assigns on the date hereof and on each Purchase Date that:

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(a) Company Existence and Power. Such Originator is a limited liability company (in the case of SIRVA Relo) or a corporation (in the case of Executive Relo and SIRVA Global) duly organized, validly existing and in good standing under the laws of its state of organization and has all limited liability company power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where failure to obtain such license, authorization, consent or approval would not reasonably be expected to have a Material Adverse Effect.

(b) Company Authorization and No Contravention. The execution, delivery and performance by such Originator of each Transaction Document to which it is a party (i) are within its limited liability company or corporate powers, (ii) have been duly authorized by all necessary company action, (iii) do not contravene or constitute a default under (A) any applicable law, rule or regulation, (B) its constitution documents or (C) any agreement, order or other instrument to which it is a party or its property is subject except where such contravention or default would not reasonably be expected to have a Material Adverse Effect and (iv) will not result in any Adverse Claim on any Receivable or Collection or give cause for the acceleration of any indebtedness of such Originator.

(c) No Consent Required. No approval, authorization or other action by, or filings with, any Governmental Authority or other Person (other than the parties to the Second Tier Agreement as may be required under the Transaction Documents) is required in connection with the execution, delivery and performance by such Originator of any Transaction Document or any transaction contemplated thereby.

(d) Binding Effect. Each Transaction Document to which such Originator is a party constitutes the legal, valid and binding obligation of such Originator enforceable against such Originator in accordance with its terms, except as limited by bankruptcy, insolvency, or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(e) Ownership Interest. Immediately preceding its sale of Receivables to Buyer, such Originator was the owner of, and effectively sold, such Receivables to Buyer, free and clear of any Adverse Claim. The Buyer owns the Receivables, the Collections and the proceeds thereof free of any Adverse Claim other than the interests of the Purchasers (through Agent) therein that are created, and such ownership interest is a first priority perfected interest for purposes of Article 9 of the applicable Uniform Commercial Code, subject to the Permitted Exceptions.

(f) Accuracy of Information. All information furnished by or on behalf of such Originator to Buyer or any Person party to a Transaction Document in connection with any Transaction Document, or any transaction contemplated thereby, was true and accurate in all material respects when so furnished (and is not incomplete by omitting any information necessary to prevent such information from being materially misleading in the light of the circumstances in which such information was furnished).

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(g) No Actions, Suits. There are no actions, suits or other proceedings (including matters relating to environmental liability) pending or threatened against or affecting such Originator or any of its properties, that would reasonably be expected to have a Material Adverse Effect. Such Originator is not in default of any contractual obligation or in violation of any order, rule or regulation of any Governmental Authority, which default or violation would reasonably be expected to have a Material Adverse Effect.

(h) No Material Adverse Change. Since May 12, 2008, no event has occurred that would reasonably be expected to have a Material Adverse Effect.

(i) Accuracy of Exhibits; Accounts. All information on Exhibits D through E of the Second Tier Agreement (to the extent describing such Originator) is true and complete, subject to any changes permitted by, and notified to Agent, in accordance with, Article V of the Second Tier Agreement. Such Originator has not granted, or purported to grant, any interest in any Lock-Box, any Lock-Box Account, the Collection Account or the Investment Account to any Person (other than the Seller and the Agent for the benefit of the Agent and the Purchasers and, in the case of Lock-Boxes and the LaSalle Collection Account, LaSalle, which interest LaSalle has released on the Closing Date).

(j) Sales by Originator. Each sale by such Originator to Buyer of an interest in Receivables has been made for “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and not for or on account of “antecedent debt” (as such term is used in Section 547 of the Bankruptcy Code) owed by such Originator to Buyer.

(k) Credit and Collection Policy. Each Receivable of such Originator has been originated in material compliance with the Credit and Collection Policy of such Originator.

SECTION 5. GENERAL COVENANTS

5.1 Covenants. Each Originator hereby covenants and agrees to comply with the following covenants and agreements, unless Buyer (with the consent of Agent and the Required Purchasers) shall otherwise consent:

(a) Information Regarding Receivables. Such Originator will maintain a system of accounting established and administered in accordance with GAAP and will furnish to Buyer, promptly, such information relating to the Receivables originated by such Originator as Buyer or its assigns may reasonably request. To the extent the Buyer is required to provide financial statements or other notices with respect to such Originator under the Second Tier Agreement, such Originator shall make the necessary information available to Buyer for delivery to the Agent within the time required by the Second Tier Agreement.

(b) Notices. Immediately upon becoming aware of any of the following such Originator will notify Buyer and the Agent and provide a description of:

(i) Potential Termination Events. The occurrence of any Potential Termination Event;

(ii) Representations and Warranties. The failure of any representation or warranty herein to be true (when made) in any material respect;

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(iii) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding in which the amount involved (not covered by insurance) is $2,500,000 or more or in which injunctive or similar relief is sought that would reasonably be expected to have a Material Adverse Effect;

(iv) Judgments. The entry of any judgment or decree against any SIRVA Entity if the aggregate amount (not covered by insurance) of all judgments then outstanding against any SIRVA Entity exceeds $2,500,000;

(v) Change in Business. Any change in, or proposed change in, the character of such Originator’s business that could reasonably be expected to impair the collectibility or quality of any Receivable; or

(vi) Relocation Agreements. The pending expiration or termination of any Included Relocation Services Agreement, which notice shall be given at least 10, and not more than 20, Business Days prior to such expiration or termination.

(c) Conduct of Business. Such Originator will perform, and will cause each of its Subsidiaries to perform, all actions necessary to remain duly organized, validly existing and in good standing in its jurisdiction of organization and to maintain all requisite authority to conduct its business except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

(d) Compliance with Laws. Such Originator will comply with all laws, regulations, judgments and other directions or orders imposed by any Governmental Authority to which such Originator, any Receivable originated by such Originator or related Collections may be subject except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

(e) Inspection of Records. Such Originator will furnish to Buyer and its assigns such Records as Buyer or its assigns may reasonably request. Such Originator will permit upon reasonable notice, at any time during regular business hours, Buyer or its assignee (or any representatives thereof) (i) to examine and make copies of all Records, (ii) to visit the offices and properties of such Originator for the purpose of examining the Records and (iii) to discuss matters relating hereto with any of such Originator’s officers, directors, employees or independent public accountants having knowledge of such matters. Buyer (or Agent as its assignee), at the request of Agent, shall (at the expense of such Originator) require that an independent public accounting firm conduct an audit of the Records or make test verifications of the Receivables Collections, provided that so long as no Termination Event exists, Buyer (or Agent as its assignee) shall not have more than three sets of audit and test verifications done in any calendar year.

(f) Keeping Records. (i) Such Originator will have and maintain (A) administrative and operating procedures (including an ability to recreate Records necessary to service outstanding Receivables and prepare reports required by the Transaction Documents if originals are destroyed), (B) adequate facilities, personnel and equipment and (C) all Records and other information reasonably necessary or advisable for collecting the Receivables (including Records adequate to permit the immediate identification of each Obligor, each new Receivable and all Collections of, and adjustments to, each existing Receivable and to effect the settlements contemplated by this Agreement).

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(ii) Such Originator will, at all times from and after the date hereof, clearly and conspicuously mark (x) its files containing the Relocation Services Agreements and the Relocating Employee Contracts, and (y) its computer and master data processing books and records, in each case with a legend describing Buyer’s interest therein.

(g) Perfection. (i) Subject to the Permitted Exceptions, such Originator will, at its expense, promptly execute and deliver all instruments and documents and take all action necessary or reasonably requested by Buyer or its assignee (including, if applicable, execution and filing of financing or continuation statements, amendments thereto or assignments thereof) to enable Buyer to exercise and enforce all its rights hereunder and to vest and maintain vested in the Buyer a valid, first priority perfected ownership interest in the Receivables originated by such Originator, the related Collections and proceeds thereof free and clear of any Adverse Claim. The Agent (as assignee of the Buyer) is hereby authorized to file any financing statements, continuation statements, amendments thereto and assignments thereof with respect to any and all interests granted to the Buyer and its assignees hereunder.

(ii) Such Originator will only change its name, identity or corporate structure or relocate its state of organization, chief executive office or the Records following thirty (30) days advance notice to Buyer and the delivery to Buyer of all financing statements, instruments and other documents (including direction letters and opinions) reasonably requested by Buyer.

(iii) Such Originator will at all times maintain its jurisdiction of organization and chief executive offices within a jurisdiction in the USA (other than in the states of Florida, Maryland and Tennessee) in which Article 9 of the UCC is in effect. If such Originator moves its jurisdiction of organization to a location that imposes Taxes, fees or other charges to perfect Buyer’s or its assignees’ interests under this Agreement, such Originator will pay all such amounts and any other costs and expenses incurred in order to maintain the enforceability of the Transaction Documents and the interests of Buyer and its assignees in the Receivables and Collections.

(h) Performance of Duties. Such Originator will perform its duties or obligations in accordance with the provisions of each of the Transaction Documents. Such Originator (at its expense) will, (i) fully and timely perform in all material respects all agreements required to be observed by it in connection with each Receivable, (ii) comply in all material respects with the Credit and Collection Policy, and (iii) refrain from any action that may impair the rights of Buyer or its assignees in the Receivables or Collections.

(i) Payments on Receivables, Accounts. On or prior to the Closing Date such Originator shall instruct each Included Employer and each Origination Home Closing Agent to remit all amounts due in respect of the Receivables to the Agent Collection Account. Upon any Employer becoming an Included Employer or any Person becoming an Origination Home Closing Agent after the Closing Date, such Originator shall instruct such new Included Employer

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and new Origination Home Closing Agent to remit all amounts due in respect of the Receivables to the Agent Collection Account. Such Originator will not make any change in its payment instructions to any Obligor without prior notice to Buyer and Agent. If any such payments or other Collections are received by such Originator, it shall hold such payments in trust for the benefit of Buyer and its assigns and promptly (but in any event within three Business Days after receipt) remit such funds into the Agent Collection Account. Such Originator will not direct the payment of any funds that do not constitute proceeds of Receivables to be deposited into the Collection Account. If any such funds relating to such Originator are nevertheless deposited into the Collection Account, such Originator will promptly identify such funds for segregation. Such Originator will not, and will not permit any Servicer or other Person (other than the Agent) to, commingle Collections or other funds to which Buyer is entitled with any other funds. Such Originator shall not close the LaSalle Collection Account, without the prior written consent of Agent.

(j) Sales and Adverse Claims Relating to Receivables. Except as otherwise provided herein such Originator will not (by operation of law or otherwise) dispose of or otherwise transfer, or create or suffer to exist any Adverse Claim upon, any assets which may give rise to a Receivable or any proceeds thereof.

(k) Extension or Amendment of Receivables. Except as otherwise permitted in Section 3.2(b) of the Second Tier Agreement, such Originator will not extend, amend, rescind or cancel any Receivable.

(l) Change in Business or Credit and Collection Policy. Such Originator will not make any material change in its business or the Credit and Collection Policy without 30 days prior written notice to Buyer and Agent, and if such proposed change would adversely affect the collectability of the Receivables, or otherwise reasonably be expected to have a Material Adverse Effect, the written consent of Agent.

5.2 Corporate Separateness. Each of the Originators and Buyer agrees to conduct its business in a manner materially consistent with factual assumptions set forth in the opinion of Winston & Strawn LLP, dated on or around the date hereof, with respect to certain bankruptcy law matters, which opinion was delivered to the Purchasers pursuant to the Second Tier Agreement.

5.3 Deeds. In the event that, pursuant to a Relocating Employee Contract related to a Receivable that has been or is transferred to Buyer hereunder, the related Employee has executed or will execute a deed to a residence that is the subject of such contract, the related Originator shall cause the following actions to be taken (as applicable):

(i) such Originator shall cause such deed to be delivered to a Custodian; and

(ii) unless such deed is executed in blank (to be completed with the name of Buyer or an Origination Home Buyer upon closing of an Origination Home Sale Contract) and held by the Custodian, such Originator will cause Buyer to be named as the new owner of such residence under such deed.

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Purchase and Sale Agreement

SECTION 6. TERMINATION OF PURCHASES

6.1 Voluntary Termination. The purchase and sale of Receivables pursuant to this Agreement may be terminated by the related Originator or Buyer, upon thirty days’ (or, during the continuance of a Trigger Event, five Business Days’) prior written notice to the other party and the Agent.

6.2 Automatic Termination. The purchase and sale of Receivables pursuant to this Agreement shall automatically terminate upon the occurrence of a Bankruptcy Event with respect to an Originator.

SECTION 7. INDEMNIFICATION

7.1 Originator Indemnity. Without limiting any other rights any such Person may have hereunder or under applicable law, the Originators hereby jointly and severally indemnify and hold harmless, on an after-Tax basis, Buyer, its assigns and their respective officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, liabilities, penalties, Taxes, costs and expenses (including attorneys’ fees and court costs) (all of the foregoing collectively, the “Indemnified Losses”) at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to any Transaction Document, the transactions contemplated thereby or the acquisition of any portion of the Receivables or Collections, or any action taken or omitted by any of the Indemnified Parties, whether arising by reason of the acts to be performed by an Originator hereunder or otherwise, excluding only Indemnified Losses to the extent (a) such Indemnified Losses result from gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) such Indemnified Losses result due to Receivables being uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor or (c) such Indemnified Losses include Taxes on, or measured by, the overall net income of the Indemnified Party (determined on the assumption that the transactions contemplated hereby would constitute debt for tax purposes); provided, however, that nothing contained in this sentence shall limit the liability of an Originator or limit the recourse of any Indemnified Party to an Originator for any amounts otherwise specifically provided to be paid by an Originator hereunder. Without limiting the foregoing indemnification, but subject to the limitations set forth in clauses (a), (b) or (c) of the previous sentence, the Originators shall jointly and severally indemnify each Indemnified Party for Indemnified Losses (including losses in respect of uncollectible Receivables, regardless for these specific matters whether reimbursement therefor would constitute recourse to an Originator) relating to or resulting from:

(i) any representation or warranty made by an Originator (or any employee or agent of an Originator) under or in connection with this Agreement, any Monthly Report or any other information or report delivered by an Originator pursuant to the Transaction Documents, which shall have been false or incorrect in any material respect when made or deemed made;

(ii) the failure by an Originator to comply with any applicable law, rule or regulation related to any Receivable, or the nonconformity of any Receivable with any such applicable law, rule or regulation;

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(iii) the failure of the Originators to vest and maintain vested in Buyer and its assigns, first priority a perfected ownership in the Receivables and the Collections with respect thereto, free and clear of any Adverse Claim;

(iv) any commingling of funds to which Buyer or its assigns are entitled hereunder with any other funds;

(v) any failure of any Origination Home Closing Agent to comply with the terms of a Servicer’s instructions to send Origination Home Sale closing proceeds to the Collection Account;

(vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable, or any other claim resulting from the sale or lease of goods or the rendering of services related to such Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(vii) any failure of an Originator to perform its duties or obligations in accordance with the provisions of this Agreement, any other Transaction Document or any Relocation Services Agreement to which it is a party (as Originator, Servicer or otherwise);

(viii) any tax or governmental fee or charge (other than franchise taxes and taxes on or measured by the net income of Buyer), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which may arise by reason of the purchase or ownership of the Receivables; or

(ix) any environmental liability claim, products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort, arising out of or in connection with any Receivable or any other suit, claim or action of whatever sort relating to any of the Transaction Documents (including without limitation with respect to investigation, laboratory and consultant’s fees).

SECTION 8. MISCELLANEOUS

8.1 Amendments, Waivers, Etc. No amendment of this Agreement shall be effective unless (i) it is in writing and signed by the Parties hereto and (ii) the Agent and the Required Purchasers shall have consented thereto in writing. No waiver of any provision hereof or consent to any departure by either party therefrom shall be effective without the written consent of the party that is sought to be bound, the Agent and the Required Purchasers. Any such waiver or consent shall be effective only in the specific instance given. No failure or delay on the part of either party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Each Originator agrees that the Purchasers may rely upon the terms of this Agreement, and that the terms of this Agreement may not be amended, nor any material waiver of those terms be granted, without the consent of Agent.

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8.2 Assignment of this Agreement. Each Originator hereby acknowledges that on the date hereof Buyer has collaterally assigned for security purposes all of its right, title and interest in, to and under this Agreement to Agent, for the benefit of the Purchasers pursuant to the Second Tier Agreement and that Agent and the Purchasers are third party beneficiaries hereof. Each Originator hereby further acknowledges that all provisions of this Agreement shall inure to the benefit of Agent and the Purchasers, including the enforcement of any provision hereof to the extent set forth in the Second Tier Agreement, but that none of Agent or any Purchaser shall have any obligations or duties under this Agreement (or any promissory note executed hereunder). Each Originator hereby further acknowledges that the execution and performance of this Agreement are conditions precedent for Agent and the Purchasers to enter into the Second Tier Agreement and that the agreement of Agent and Purchasers to enter into the Second Tier Agreement will directly or indirectly benefit such Originator and constitutes good and valuable consideration for the rights and remedies of Agent and each Purchaser with respect hereto.

8.3 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall also, to the extent provided herein, inure to the benefit of the parties to the Second Tier Agreement. Each Originator acknowledges that Buyer’s rights under this Agreement are being assigned to Agent under the Second Tier Agreement and that Agent shall exercise those rights directly, to the extent permitted by the Second Tier Agreement.

8.4 Survival. The rights and remedies with respect to any breach of any representation and warranty made by either Originator or Buyer pursuant to Section 4 and the indemnification provisions of Section 7 shall survive any termination of this Agreement.

8.5 Costs, Expenses and Taxes. In addition to the obligations of the Originators under Section 7, each party hereto agrees to pay on demand all costs and expenses incurred by the other party and its assigns in connection with the enforcement of, or any actual or claimed breach of, this Agreement, including the reasonable fees and expenses of counsel to any of such Persons incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under this Agreement in connection with any of the foregoing. The Originators also jointly and severally agree to pay on demand all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement.

8.6 Headings; Counterparts. Article and Section Headings in this Agreement are for reference only and shall not affect the construction of this Agreement. This Agreement may be executed by different parties on any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same agreement.

8.7 Cumulative Rights and Severability. All rights and remedies of Buyer hereunder shall be cumulative and non-exclusive of any rights or remedies Buyer has under law or otherwise. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting such provision in any other jurisdiction.

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8.8 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws (and not the law of conflicts) of the State of Illinois. Each Originator and Buyer hereby submit to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois state court sitting in Chicago, Illinois for purposes of all legal proceedings arising out of, or relating to, the Transaction Documents or the transactions contemplated thereby. Each Originator and Buyer hereby irrevocably waive, to the fullest extent permitted by law, any objection they may now or hereafter have to the venue of any such proceeding and any claim that any such proceeding has been brought in an inconvenient forum.

8.9 Waiver of Trial by Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE ORIGINATORS AND BUYER HERETO IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, OR IN CONNECTION WITH, ANY TRANSACTION DOCUMENT OR ANY MATTER ARISING THEREUNDER.

8.10 Entire Agreement. The Transaction Documents constitute the entire understanding of the parties thereto concerning the subject matter thereof. Any previous or contemporaneous agreements, whether written or oral, concerning such matters are superseded thereby.

8.11 No Proceedings. Each Originator agrees, for the benefit of the parties to the Second Tier Agreement, that it will not institute against Buyer, or join any other Person in instituting against Buyer, any proceeding of a type referred to in the definition of Bankruptcy Event until one year and one day after no investment, loan or commitment is outstanding under the Second Tier Agreement. In addition, all amounts payable by Buyer to any Originator pursuant to this Agreement shall be payable solely from funds available for that purpose (after Buyer has satisfied all obligations then due and owing under the Second Tier Agreement).

8.12 Confidentiality. Each Originator agrees to hold the Transaction Documents or any other confidential or proprietary information of Agent or Purchasers received in connection therewith in confidence and agree not to provide any Person with copies of any Transaction Document or such other confidential or proprietary information other than to (i) any officers, directors, members, managers, employees or outside accountants, auditors or attorneys thereof, (ii) any prospective or actual assignee or participant which (in each case) has signed a confidentiality agreement satisfactory to Agent, (iii) Governmental Authorities with appropriate jurisdiction, and (iv) any Rating Agency. Notwithstanding the above stated obligations, the parties hereto will not be liable for disclosure or use of such information which such Person can establish by tangible evidence: (i) was required by law, including pursuant to a subpoena or other legal process, (ii) was in such Person’s possession or known to such Person prior to receipt or (iii) is or becomes known to the public through disclosure in a printed publication (without breach of any of our obligations hereunder).

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8.13 USA PATRIOT Act Notice. Buyer hereby notifies each Originator that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), each assignee of Buyer’s rights under this Agreement, including without limitation, each Purchaser, that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Purchaser), is required to obtain, verify and record information that identifies such Originator, which information includes the name and address of such Originator and other information that will allow such assignee, Purchaser or the Agent, as applicable, to identify such Originator in accordance with the Act.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SIRVA RELOCATION LLC, as Originator

By:	/s/ Douglas V. Gathany
Name:	Douglas V. Gathany
Title:	Treasurer

EXECUTIVE RELOCATION CORPORATION, as Originator

By:	/s/ Douglas V. Gathany
Name:	Douglas V. Gathany
Title:	Treasurer

SIRVA GLOBAL RELOCATION, INC., as Originator

By:	/s/ Douglas V. Gathany
Name:	Douglas V. Gathany
Title:	Treasurer

SIRVA RELOCATION CREDIT, LLC, as Buyer

By:	/s/ Douglas V. Gathany
Name:	Douglas V. Gathany
Title:	President

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